Exhibit 3.3

(Translation)

HUYCK ARGENTINA S.A.

BYLAWS (TEXT IN EFFECT 2001)

Article 1: The corporation that was previously called Huyck Mati Sociedad Anónima Industrial y Comercial (Huyck Mati Industrial and Commercial Corporation) and this resulting from the merger of Huyck Argentina Sociedad Anónima Industrial y Comercial and Mati Socidad Anónima Industrial y Comercial (Mati Industrial and Commercial Corporation), being a continuation of “Wangner M.T.M. S.A.” by merger which, in its turn, was a continuation of “Itelpa Sociedad Anónima, Industrial y Comercial” (Itelpa, Industrial and Commercial Corporation ), “M.T.M. Manufactura de Telas Metalicas Sociedad Anónima, Industrial y Comercial” (Manufacturer of Metallic Fabrics Incorporated Industrial and Commercial) and “M.T.M. Manufactura de Telas Metalicas Socidad Anónima” (Manufacturer of Metallic Fabrics Incorporated) will continue operating under the name of HUYCK ARGENTINA SOCIEDAD ANONIMA (Huyck Argentina Corporation). Said corporation is governed by the present Bylaws and regulatory provisions which apply to it, with legal residence in the City of Buenos Aires, having the right to establish branches, agencies or representations in the territory of the Argentine Republic or abroad when the Management so decides.

Article 2: The life of the Corporation will be 99 years calculated from the date of registration of Mati sociedad Anónima Industrial y Commercial in the Public Register of Commerce this is from March 18, 1959; it can be extended or dissolved before that date by resolution of the General Meeting of Stockholders.

Article 3: The Corporation has as its aim to carry out at its own expense or through third parties or in association with third parties, in the nation or abroad, the following activities: a) Industrial: through the production, manufacture and transformation, with a view toward supplying every type of industry and especially the paper and cellulose industries, in all forms of raw material, partially manufactured or manufactured textiles, plastics and other similar products such as rubber and its components and by-products for the repair and covering of elastomer materials of cylinders used in said industries. B) Commercial: for purchase, sale, barter, import, export, of personal property, machines, merchandise and products related to every type of industry, especially those mentioned in the previous section, as well as the exercise of commissions, consignments and representations. Toward these ends, the Corporation may execute every type of operation and judicial act of any natures as long as it relates directly or indirectly to its corporate aim.

Article 4: The capital stock is $1,0000.010, represented by 1,000.010 non-endorsable, registered common shares, with nominal value of $1 (one peso) each one and with a right to one vote per share. The capital stock may be raised up to five times by resolution of the Regular Meeting, which will determine the characteristics of the shares to be issued by reason of the increase and the quantity of share for the each series; it may delegate in the Management the power to carry out the issue at the time it considers appropriate, as also the Decision about the form and conditions of payment of the shares. The Management is empowered to follow, in case of delay, the procedure of article 193 of the Law 19.550.

Article 5: The shares will be registered non-endorsable, common or preferred, according to what is decided at the time of issue. Each common share confers the right to one vote. The preferred shares have the right to a dividend of preferential payment of which may or may not be cumulative in character; they may or may not have the right to vote, all depending on the conditions of issue. The shares will be signed by the President or a Director and by a Syndic (rest of sentence uncertain). The shares and provisional certificates which are issued will contain the remarks from article 211 of the Law 19.550, since certificates can be issued that represent more than one share.

Article 6: The holders of common or preferred stock will have the right of preference in the subscription of the shares in their category that are issued, in the proportion of those they possess, unless the issuance has a special purpose in the interest of the Corporation, when it has been so decided by Special Meeting in the consideration of a specific item on the agenda, and when the shares are to be added in kind or are given in payment of pre-existing obligations. The previously established right of preference may be exercised within a term of 30 days counting from the last publication that for three days will be made for this purpose in the Official Bulletin. In the presumed case that the stockholders do not make use of their right of preference partially or totally, the shares may be offered to third parties.

Article 7: The Management and Administration of the Corporation will be by a Governing Board composed of three to nine members, serving for a year, eligible for re-election, whose number will be determined by the General Meeting, which may appoint alternates in equal or greater number as the officers and for the same term in order to fill vacancies that may occur in the same order as they were elected. Within the thirty days of their appointment, each Board Members will have to deposit in the Corporations account, in guarantee of his mandate, to the order of the Corporation, one or more government or private bonds quoted on the Commercial Exchange of Buenos Aires with a value of one hundred (100) Argentine pesos, which may not be transferred or withdrawn during his mandate. His duties will be compensated with reference to general expenses or net profits realized in the fiscal year in which they are earned and according to the resolution of the Meeting and to the extent the same provides, applying the rules set forth in art. 261 of Law 19.550.

Article 8: The Board Members will designate from among themselves a President and a Vice-president, who will replace the President should the latter be absent or unable to serve; they may in and of themselves create other offices that they judge necessary for the Board. The Board shall meet at least once each three months, or when it may be considered, at the instance of the President or by petition of two Board Members or of the Syndic. The Board will operate validly with the personal assistance of the absolute majority of its members, with a minimum quorum as sufficient. There will be an absolute majority when the number of Board Members present is greater than those absent. Resolutions will be made by absolute majority, i.e., more than half of the Board Members present; the President or whoever replaces him will have the deciding vote in the case of a tie. As long as there is a sufficient quorum, the absent Board Members may be represented by each granted to a Board Member. All resolutions will be entered in the Book of Records with the signatures of all those present.

Article 9: The Board of Directors has all the powers to administer and dispose of property, including borrowing money with or without security, to carry out import operations, acquire stocks from other stock companies, to execute all civil and commercial acts for which the law may require special power under articles one thousand eight hundred eighty-one of the Civil Code and nine of the Law Decree five thousand nine hundred sixty-five, of the year one thousand nine hundred sixty-three and issue debentures inside or outside of the nation, in the form and under the conditions established in the Section VIII of Chapter II of Law 19.550. It may therefore, make in the name of the Corporation every type of document and contract, buy, encumber, and sell real estate and operate with the Banks of the Argentine Nation, of the Province of Buenos Aires, National Mortgage, Nacional de Desarollo, and other institutions of that type, official or private and grant judicial powers - including for a criminal case - or extrajudicial with thé aim - and extension that he may judge proper to one or more persons. Legal representation of the Corporation will be exercised by the President or the Vice-president in his turn, but the signatures of the President or the Vice-president together with that of one of the other Board Members or agents designated by the Board, or the joint signature of two Board Members or agents, or that of a Board member together with an agent, to execute the acts of article 1881 of the Civil Code, article 9 of the Law Decree 5965/63 will be necessary and to draft checks: representation in judicial or appeals procedure, before courts and administrative authorities, of whatever category, jurisdiction and competence, in existence or to be created, including courts of justice and labor courts, criminal and correctional courts and the Tribunal Municipal de Faltas (city misdemeanor court), in which the Corporation may be plaintiff or respondent; it may also be exercised by any one of the other Board Members and likewise may be delegated by the Board to one or more agents individually or severally, appointed for that purpose. The Board may entrust to one or more of its members special tasks related directed to the management and administration of the Corporation, with the compensation that the Meeting will determine. It may likewise delegate the executive part of corporate operations to one or more managers, whose designation may be incumbent on the members of the Board, whose compensation, in this last instance, will also be determined by the Meeting.

Article 10: The supervision of the Corporation will be exercised by a Syndic that the Regular Meeting will designate, together with an alternate, for a term of one year; the alternate will replace the regular officer in his absence or incapacity. They have the powers and obligations of articles 294 and 2548 of Law 19.550; his compensation will be what the Meeting determines i.e., with reference to general expenses or net profit realized in the fiscal year in which they are earned.

Article 11: The Regular and Special Meetings will take place on first and second call in the form established by article 237 of Law 19.550, without prejudice to what is provided there for the case of the Unanimous Meeting. The quorum and majority govern that are determined by articles 243 and 244 of Law 19.550, according to the type of Meeting, notice and items that may be treated, except in regard to the quorum of the Special Meeting on second notice, which will be considered constituted whatever the number of stockholders present with voting rights.

The Stockholders may be represented by proxy letter addressed to the Board.

Article 12: The fiscal year will close on December 31 of each year, at which date the accounting statements will be prepared in keeping with the provisions in force and technical rules of the material. That date may be modified by resolution of the General Meeting, by entering it in the Public Register of Commerce and informing the fiscal authority. The net profits earned will be used: a) five percent, up to twenty percent of the subscribed capital, for a legal reserve fund; b) compensation to the Board and Syndic as the case may be c) to pay dividends to the preferred stocks with priority to the unpaid cumulative stocks; d) the balance in whole or in part, as a dividend to the common shareholders or to optional or mandatory reserve funds or on a new account, or for whatever purpose the Meeting may determine. The dividends must be paid in proportion to the respective payment of shares, within the year of their penalty and they expire in favor of the Corporation after three years counting from the time they were placed at the disposition of the stockholders.

Article 13: The liquidation of the corporation will be carried by the Board or by the liquidator or liquidators appointed by the Meeting, under the supervision of the Syndic. When liability has been paid and capital reimbursed, the remainder will be distributed among the shareholders, with the preferences indicated in the preceding article for distribution of profits. The powers of the Meeting will continue during the liquidation as during the existence of the Corporation.

Buenos Aires, March 22, 2001.